Ex. 99.1

eXp World Holdings, Inc. Completes Transformation to AGNT, Inc.

Rename and redomestication to Texas unify the Company’s multi-model platform under the identity and governance framework that has always defined it: the agent.

BELLINGHAM, Washington, June 11, 2026 — AGNT, Inc. (Nasdaq: AGNT), the holding company for eXp Realty®, NextHome, Inc., FrameVR.io and SUCCESS® Enterprises (formerly known as eXp World Holdings, Inc.) (“AGNT” or the “Company”), today announced the completion of its corporate transformation, including the official renaming of the Company from eXp World Holdings, Inc. to AGNT, Inc. and the Company’s redomestication from Delaware to Texas.

The new name makes official what has defined the Company since its founding: an unwavering commitment to the success of independent real estate agents.

Since adopting the AGNT ticker in May 2026, alongside the addition of NextHome to its platform, the Company has operated as a true multi-model enterprise, uniting distinct brands under a single, agent-centric holding structure. This transformation brings the Company’s legal identity in line with that reality.

"We built this company around a single conviction: that agents deserve better economics, better technology, and a platform built in their image," said Glenn Sanford, Founder, Chairman and CEO of AGNT, Inc. "AGNTTM is the formalization of that belief. We are a multi-model platform, and every brand, every tool and every resource under this roof exists to serve agents at every stage of their career. AGNT is who we have always been and who we are building toward."

Echoing that focus at the brokerage level, Leo Pareja, CEO of eXp Realty, pointed to the platform's momentum.

"eXp Realty didn't become the world's largest independent brokerage by accident," said Leo Pareja, CEO of eXp Realty. "We built the technology, the culture and the agent economics around one goal: agents winning. AGNT gives that mission a permanent home at the holding company level. The platform is stronger than it has ever been, and we are just getting started."

AGNT Completes Redomestication to Texas

AGNT has also completed its redomestication to Texas. The move reflects a governance framework deliberately designed to match the realities of AGNT's agent-driven business model, where Texas law expressly permits directors and officers to consider the interests of constituencies critical to the enterprise — including agents — when exercising their fiduciary duties. The decision to redomesticate was the product of a Special Committee of independent directors, supported by outside counsel and a review process spanning more than a year, and was approved by AGNT’s stockholders at the Company’s Annual Meeting of Stockholders held on May 8, 2026.

About AGNT, Inc. (AGNT)

Built by Agents. Built for Agents. AGNT, Inc. (Nasdaq: AGNT) is the global parent company of eXp Realty®, the most agent-centric™ real estate brokerage on the planet, NextHome, Inc., an award-winning national real estate franchise, FrameVR.io, a virtual collaboration platform, and SUCCESS® Enterprises, a leading personal development and media brand for entrepreneurs. Together, the AGNT platform provides a world-class multi-model operating system empowering independent agents, franchise owners, and team leaders across the Americas, Europe, the Middle East, Asia Pacific, and South Africa. As a publicly traded company, AGNT prioritizes transparency, innovation, and long-term value for agents, franchise owners, staff, and shareholders.

AGNT, Inc. uses its website, www.agntinc.com, as a means of disclosing information which may be of interest or material to its investors and for complying with disclosure obligations under Regulation FD. We intend to announce material information to the public through filings with the Securities and Exchange Commission, our website (www.agntinc.com), press releases, public conference calls, public webcasts, and the following channels:

●	AGNT LinkedIn (linkedin.com/company/agntinc)
●	AGNT Facebook (https://www.facebook.com/eXpWorldHoldings)
●	AGNT Instagram (https://www.instagram.com/agnt.inc/)
●	eXp Realty LinkedIn (https://www.linkedin.com/company/exp-realty/)
●	eXp Realty Facebook (https://www.facebook.com/eXpRealty)
●	eXp Realty Instagram (https://www.instagram.com/eXpRealty)
●	eXp International LinkedIn (https://www.linkedin.com/company/exp-realty-international/)
●	eXp International Facebook (https://www.facebook.com/expintl/)
●	eXp International Instagram (https://www.instagram.com/exp.intl/)

Accordingly, investors should monitor each of these disclosure channels.

Forward-Looking Statements

Statements related to the benefits and effects of the Company’s name change and redomestication to Texas (the “Corporate Transformation”) and other statements of future events or conditions following the Corporate Transformation are forward-looking statements. Actual future results or events, including, without limitation, future litigation, expectations related to the Texas business environment and Texas courts, potential benefits, implications, risks, costs, tax effects, costs savings or other related implications associated with the Corporate Transformation, the Company’s future financial position, growth opportunities and trends in the markets in which the Company operations, and prospects, plans and objectives of management and the Board, could differ materially due to a number of factors. These factors include, without limitation, legislative, regulatory, or judicial developments; unexpected costs, fees and expenses related to the Corporate Transformation; the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Corporate Transformation; unanticipated responses to the Corporate Transformation from stakeholders and others with whom the Company does business; and other risks identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026, the Proxy Statement filed with the SEC on March 9, 2026, and as otherwise described or updated from time to time in the Company’s other filings with the SEC.